Filed Pursuant to Rule 424(b)(3)

Registration No. 333-254836

PROSPECTUS SUPPLEMENT NO. 12

To Prospectus dated April 28, 2022

BUTTERFLY NETWORK, INC.

Up to 110,352,371 Shares of Class A Common Stock

Up to 26,426,937 Shares of Class B Common Stock

Up to 6,853,333 Warrants

This prospectus supplement no. 12 supplements the prospectus dated April 28, 2022, as supplemented from time to time (the “Prospectus”), relating to the issuance by us of up to an aggregate of 20,652,790 shares of our Class A common stock, par value $0.0001 per share (“Class A common stock”), which consists of (i) up to 6,853,333 shares of Class A common stock that are issuable upon the exercise of private placement warrants (the “Private Placement Warrants”) originally issued in a private placement in connection with the initial public offering of our predecessor company, Longview Acquisition Corp., a Delaware corporation (“Longview”), at an exercise price of $11.50 per share of Class A common stock, and (ii) up to 13,799,457 shares of Class A common stock that are issuable upon the exercise of 13,799,457 warrants issued in connection with the initial public offering of Longview (the “Public Warrants,” and together with the Private Placement Warrants, the “Warrants”).

The Prospectus and prospectus supplements also relate to the resale from time to time by the Selling Securityholders named in the Prospectus (the “Selling Securityholders”) of up to (i) 6,853,333 Private Placement Warrants, (ii) 6,853,333 shares of Class A common stock that may be issued upon exercise of the Private Placement Warrants, (iii) 89,699,581 shares of Class A common stock held by Longview’s sponsor, Longview Investors LLC (the “Sponsor”) and certain of its transferees (the “Founder Shares”), shares of Class A common stock issued in the PIPE Financing (as defined in the Prospectus), and shares of Class A common stock issued to our directors, officers and affiliates and the directors, officers and affiliates of Legacy Butterfly (as defined in the Prospectus) pursuant to the Business Combination Agreement (as defined in the Prospectus), including shares of Class A common stock that may be issued upon the exercise of stock options (the “Options”) and the vesting of restricted stock units or upon the conversion of Class B common stock, par value $0.0001 per share (“Class B common stock”), and (iv) 26,426,937 shares of Class B common stock issued pursuant to the Business Combination Agreement.

The Prospectus provides you with a general description of such securities and the general manner in which we and the Selling Securityholders may offer or sell the securities. More specific terms of any securities that we and the Selling Securityholders may offer or sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add, update or change information contained in the Prospectus.

We will not receive any proceeds from the sale of shares of Class A common stock, shares of Class B common stock or Private Placement Warrants by the Selling Securityholders or of shares of Class A common stock by us pursuant to the Prospectus, except with respect to amounts received by us upon exercise of the Warrants or the Options. However, we will pay the expenses, other than any underwriting discounts and commissions, associated with the sale of securities pursuant to the Prospectus.

We registered the securities for resale pursuant to the Selling Securityholders’ registration rights under certain agreements between us and the Selling Securityholders. Our registration of the securities covered by the Prospectus does not mean that either we or the Selling Securityholders will issue, offer or sell, as applicable, any of the securities. The Selling Securityholders may offer and sell the securities covered by the Prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell the shares or Warrants in the section entitled “Plan of Distribution” in the Prospectus.

This prospectus supplement incorporates into the Prospectus the information contained in our attached current report on Form 8-K, which was filed with the Securities and Exchange Commission on March 17, 2023.

You should read this prospectus supplement in conjunction with the Prospectus, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the Prospectus except to the extent that the information in the prospectus supplement supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

Our Class A common stock and Public Warrants are listed on the NYSE under the symbols “BFLY” and “BFLY WS,” respectively. On March 16, 2023, the closing price of our Class A common stock was $1.97 and the closing price for our Public Warrants was $0.25.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 12 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement of the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 17, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2023

BUTTERFLY NETWORK, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39292	84-4618156
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1600 District Avenue Burlington, MA	01803
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 557-4800

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	BFLY	The New York Stock Exchange
Warrants to purchase one share of Class A common stock, each at an exercise price of $11.50 per share	BFLY WS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company         ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01    Other Events.

As previously disclosed, on February 21, 2023, Butterfly Network, Inc. (the “Company”) filed a petition (the “Petition”) in the Delaware Court of Chancery under Section 205 of the Delaware General Corporation Law (the “DGCL”) seeking validation of the Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) of Longview Acquisition Corp. (“Longview”), the SPAC predecessor to the Company, which included a 400,000,000 increase in the number of authorized shares of Class A common stock (the “Class A Increase Amendment”), and the shares issued pursuant thereto to resolve any uncertainty with respect to those matters (captioned In re Butterfly Network, Inc., C.A. No. 2023-0225-LWW (Del. Ch.), the “Section 205 Action”).

On March 14, 2023, the Court of Chancery held a hearing in the Section 205 Action and orally granted the Company’s petition, and, on March 14, 2023, the Court issued an order in the Section 205 Action granting the Company’s petition validating the Class A Increase Amendment and the Certificate of Incorporation, all shares of capital stock of the Company issued in reliance on the effectiveness of the Class A Increase Amendment and the Certificate of Incorporation, and all other corporate actions and transactions taken in reliance on the effectiveness of the Class A Increase Amendment and the Certificate of Incorporation. A copy of the Court’s order is filed hereto as Exhibit 99.1.

Forward-Looking Statements

Certain statements in this Current Report on Form 8-K constitute “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements contained in this Form 8-K that are not historical facts are forward-looking statements. Such forward-looking statements involve known and unknown risks and uncertainties, and our actual results could differ materially from future results expressed or implied in these forward-looking statements. The forward-looking statements included in this release are based on our current beliefs and expectations of our management as of the date of this release. These statements are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements include, but are not limited to, our ability to obtain the requested relief in the Section 205 Action and those additional risks, uncertainties and factors described in more detail under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021, as amended, and in our other subsequent filings with the Securities and Exchange Commission. We do not intend, and, except as required by law, we undertake no obligation, to update any of our forward-looking statements after the issuance of this release to reflect any future events or circumstances. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

Item 9.01    Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1	Order entered by the Delaware Court of Chancery on March 14, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BUTTERFLY NETWORK, INC.

	By:	/s/ Heather C. Getz, CPA
	Name:	Heather C. Getz, CPA
	Title:	Executive Vice President and Chief Financial Officer

Date: March 17, 2023

Exhibit 99.1

GRANTED

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

IN RE BUTTERFLY NETWORK, INC.

)

)

C.A. No. 2023-0225-LWW

[PROPOSED] FINAL ORDER AND JUDGMENT

WHEREAS, this Court having reviewed the Verified Petition for Relief Pursuant to 8 Del. C. § 205 (the “Petition”) filed by petitioner Butterfly Network, Inc., the Court having considered the factors in 8 Del. C. § 205(d), and for good cause having been shown,

IT IS HEREBY ORDERED this  day of  , 2023, that:

1.The New Certificate of Incorporation, including the filing and effectiveness thereof, is hereby validated and declared effective as of 9:40 a.m. (EDT) on February 12, 2021.1
2.All shares of capital stock of the Company issued in reliance on the effectiveness of the New Certificate of Incorporation, including 164,862,472 shares of Class A Common Stock and 26,426,937 shares of Class B Common Stock issued by the Company in connection with or after the Merger, are hereby validated and declared effective as of the date and time of the original issuance of such shares.
3.The above-captioned action is hereby CLOSED.

1 Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Petition.

The Honorable Lori W. Will

This document constitutes a ruling of the court and should be treated as such.
Court: DE Court of Chancery Civil Action Judge: Lori W. Will File & Serve Transaction ID: 69326611 Current Date: Mar 14, 2023 Case Number: 2023-0225-LWW Case Name: In Re Butterfly Network, Inc.

Court Authorizer

Comments:

The petition is granted pursuant to Section 205(a) of the Delaware General Corporation Law for the reasons set forth in the court's March 14, 2023 bench ruling. See transcript; see also Opinion Regarding Section 205 Petition, In re Lordstown Motors Corp., 2023-0083-LWW (Del. Ch. Feb. 21, 2023) (setting forth reasoning for granting similar relief in a Section 205 action).

/s/ Judge Lori W. Will